Exhibit 10.6

Santeon Group
Innovation forward

November 7, 2012

Hand-Delivered

Ashraf M. Rofail, Ph.D.
12508 Arnsely Ct.
Oak Hill, VA  20171

      Re:  Renention Bonus

Dear Dr. Rofail:

    As you know, the past two years have been a critical, albeit exciting, time for Santeon Group Inc.,, ("Santeon"), precipitated by the transformation of the private company that you established in 2001 into a public company through a reverse merge in May, 2010.  We consider your continued service and dedication to Santeon throughout this period essential to our long-term growth and success.  In recognition of your substantial contributions to Santeon and to induce you to remain employed with Santeon until December 31, 2013 (the “Retention Period”), we paid you in 2011 a retention bonus in the amount of $182,263. (the “Retention Bonus”), which is subject to forfeiture unless and until the following eligibility criteria are satisfied.

    You will be eligible to retain this Retention Bonus if all the following eligibility criteria are satisfied:

    1.    Your performance has been satisfactory, as determined in the sole discretion of Santeon’s Board of Directors, from the date of this letter agreement through the end of the Retention Period.

    2.     You are actively employed by Santeon on the last day of the Retention Period.

    3.     You have not given notice of your intent to resign from employment with Santeon on or before the last day of the Retention Period.

    4.     Santeon has not given you notice of its intent to terminate your employment for cause on or before the last day of the Retention Period

    You are eligible to retain the Retention Bonus if you sign and return this letter agreement to Mr. Ashraf Yacoub, Independent Director of Santeon, within five (5) days of receiving this letter agreement.  Further, you acknowledge: (i) you will not earn the total amount of the Retention Bonus until the end of the Retention Period; and (ii) if your employment with Santeon is terminated for cause before the end of the Retention Period, you agree to re-pay to Santeon a pro-rata portion of the Retention Bonus within fifteen (15) days after the last day of your employment.

    This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

    This letter agreement contains all of the understandings and representations between Santeon and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between Santeon and you, and specifically your employment agreement dated May 12, 2010.  This letter agreement may not be amended or modified unless in writing signed by both Mr. Yacoub and you.  This letter agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts-of-law principles.

    We look forward to your continued employment with us.

Very truly yours, Santeon Group, Inc.

By:	/s/ Ashraf Yacoub
Ashraf Yacoub
Independent Director

Agreed to and accepted:

/s/ Ashraf M. Rofail, Ph.D.
Ashraf M. Rofail, Ph.D.